Exhibit 99.1

Company Contact:
Randy Keys, President and CFO
(713) 935-0122
rkeys@evolutionpetroleum.com

FOR IMMEDIATE RELEASE

Evolution Petroleum Announces Financial Results for Fiscal Year 2015

HOUSTON, Sept. 9, 2015 /PRNewswire/ -- Evolution Petroleum Corporation (NYSE MKT: EPM) today reported financial and operating highlights for its fiscal year and fourth quarter ended June 30, 2015, with comparisons to fiscal third quarter ended March 31, 2015 (the "prior quarter") and the quarter ended June 30, 2014 (the "year-ago quarter"), as well as the last fiscal year ended June 30, 2014.
Highlights:

•	Generated net income of $1.7 million or $0.05 per diluted share, on record revenues of $9.1 million in the current quarter;

•	Generated net income of $4.3 million or $0.13 per diluted share, in the fiscal year;

•	Returned $10.5 million to shareholders in the form of cash dividends during fiscal 2015;

•	Initiated a common stock repurchase program of up to $5.0 million;

•	Commenced construction of a natural gas liquids ("NGL") recovery plant at Delhi;

•	Maintained our strong financial position and debt-free balance sheet.
Randy Keys, President and Chief Financial Officer, said: "We are pleased to report net income for the fourth consecutive fiscal year, despite significantly lower oil prices in fiscal 2015 and a challenging industry environment.  During the quarter, we entered into derivative transactions to provide the Company with downside protection on two-thirds of our estimated production for the remainder of the calendar year at an average West Texas Intermediate ("WTI") price of $55 per barrel.
"Our Delhi field continues to add value to the Company as the reversion of our 23.9% working interest became effective on November 1, 2014. As previously announced, our proved reserve volumes totaled 12.4

MMBOE and our high quality probable reserves totaled 9.43 MMBOE as of June 30, 2015.  The construction of the NGL plant at Delhi is underway and we are anticipating start-up in the second half of calendar 2016. We expect a significant increase in production volumes and cash flow once the plant is operational and the recovered methane is utilized to drive down operating costs in the field."
Robert Herlin, Chairman and CEO, added: "The strong increases in revenues and earnings this quarter are a tribute to our quality assets and long-term view, conservative management approach and further highlight Evolution as a standout performer in the upstream oil and gas industry. We continue to be in good shape to comfortably weather this extended down cycle in the industry, and our enviable financial strength gives us the ability to take advantage of unique opportunities that we expect may come our way. Looking to the future, we are very positive about the prospects for the Company, including our ability to create and grow long-term value and continue the efficient return of cash to shareholders."
Financial Results for the Quarter Ended June 30, 2015
In the current quarter, we reported record revenues of $9.1 million, a 28% increase from $7.1 million in the prior quarter. This increase resulted primarily from a 24% increase in the crude oil price per barrel and a 3% increase in production volumes at Delhi. Quarterly net income to common shareholders was $1.7 million, or $0.05 per diluted share, about triple the prior quarter's $0.6 million, or $0.02 per diluted share.
Production costs in the Delhi field declined 6% from the prior quarter to $2.8 million in the current quarter as the operator's ongoing costs reduction efforts begin to impact operating results.  Depletion, depreciation and amortization expense increased slightly to $1.2 million due to higher production volumes, and general and administrative expense increased 14% to $1.7 million due principally to litigation costs.
Compared to the year-ago quarter, total revenues increased significantly due to increased production resulting from the reversion of our 23.9% working interest at Delhi, offset by lower realized oil prices that declined to $59 from $104 per barrel.  Production costs in the current quarter were also significantly higher due to the reversion of our working interest.

Delhi Field Operations
Gross production at Delhi in the fourth quarter of fiscal 2015 was 6,328 barrels of oil per day ("BOPD"), up 2% from the third fiscal quarter's 6,203 BOPD.  Production volumes net to the Company were 1,677 BOPD and 1,644 BOPD, respectively.  Production from the field is expected to average in excess of 6,000 BOPD until we add projected volumes from the NGL extraction plant in the second half of calendar 2016, and complete the roll-out of the remaining phases of the CO2 project in subsequent years. We expect production growth to continue well into the next decade.
Our ownership in the Delhi field project has served the company well in this challenging industry environment. Oil production from the field receives favorable Light Louisiana Sweet crude oil pricing, which continues to trade at a significant premium to the industry standard WTI price, and our low pipeline transportation costs are also a competitive advantage. Additionally, our cost of purchased CO2 in the Delhi field, the majority component of operating costs, is mostly driven by the price of oil in the field, therefore our major operating cost has dropped substantially with the price of crude.  We have also seen reductions in other field operating costs as the operator has focused on initiatives to lower field operating expenses.
The plans and purchases for construction of the NGL plant are underway and we are anticipating startup next summer. The plant has a total estimated cost of $24.6 million net to Evolution, of which approximately $5.0 million had been incurred as of June 30, 2015.  Our June 30, 2015 reserves report includes projected peak proved production gross volumes of approximately 1,850 barrels of liquids per day from the NGL plant over the next five years, and peak probable gross volumes of an additional 1,140 barrels of liquids per day later next decade. As previously announced, the methane recovered by the plant will be used to generate electricity and other power requirements for the field, which will substantially reduce field operating costs.  The NGL plant is also expected to increase the efficiency of the CO2 flood due to the removal of methane from the recycle gas stream, and our reserves report reflects incremental gross crude oil production volumes of up to 500 BOPD once the plant is operational.
Of particular importance, remaining future development costs amount to only $9.34 per BOE for proved undeveloped reserves and $4.89 for probable undeveloped reserves, making continued development economical even at current oil prices.  Looking forward, the timing of plans for continued development of the eastern part of the Delhi field is dependent on the plans for capital allocation by the partners.  We continue to believe that these high quality and economically viable projects will be executed as planned, subject to oil price volatility.
Artificial Lift Technology
Results from our artificial lift technology were adversely affected by declining production in our company operated wells and high production costs due to workovers. Our Gas Assisted Rod Pump (GARP®) technology continues to face a challenging marketing environment, as the industry copes with lower revenues and significantly reduced spending budgets. We have undertaken efforts to significantly reduce our costs in this area and are evaluating our plans to best commercialize this technology.
Financial Results for the Year Ended June 30, 2015
For fiscal 2015, net income to common shareholders increased to $4.3 million, or $0.13 per diluted share, compared to $2.9 million, or $0.09 per diluted share in fiscal 2014. Revenues increased 58% to $27.8 million compared to fiscal 2014 due to a 155% increase in production volumes, offset by a 38% decrease in realized crude oil prices.
For the full fiscal year, lease operating expenses increased significantly to $9.4 million as a result of the reversion of our working interest at Delhi. Production costs at Delhi were $8.5 million, of which $5.1 million was for CO2 purchases and transportation expenses. Depreciation and depletion expense increased to $3.6 million, or $7.10 per BOE, as a result of higher production volumes at Delhi and a slightly higher rate per BOE. The rate was impacted by higher projected future capital expenditures at Delhi for the proposed NGL recovery plant and the provision for estimated abandonment costs associated with our post-reversion working interest. Our depletion rate is expected to remain under $8.00 per BOE as we fully develop the Delhi field over the next decade.
General and administrative expenses of $6.3 million were 25% lower than the prior fiscal year as we realized the cost savings from our corporate restructuring in fiscal 2014. Our prior fiscal year also included $1.3 million related to this restructuring. Partially offsetting these cost reductions were higher overall litigation expenses in the current fiscal year of approximately $0.5 million.
Fiscal 2016 Capital Budget and Financial Outlook
With the Delhi Field operator's determination that reversion of our 23.9% working interest and 19.0% net revenue interest in Delhi occurred effective November 1, 2014, we began funding our share of capital expenditures in the field as of that date. From the date of reversion through June 30, 2015, our net share of capital expenditures was approximately $10.4 million, including $5.0 million for the NGL recovery plant. Capital expenditures also included the re-drilling of a production well, testing and strengthening of well bore integrity in various wells in the field, including previously plugged wells, and drilling and completion of monitoring wells. The after-tax present value of our proved reserves remains far in excess of our cost basis.
Projected capital expenditures over the next fiscal year are currently expected to total approximately $19.6 million net to our working interest for the balance of the costs of the NGL plant.  Based on our current marketing and business plans, we expect that our capital requirements for artificial lift technology operations will be relatively minor over the next fiscal year.
Our liquidity is highly dependent on the realized prices we receive for our production, net of our hedges. In June 2015, we initiated a crude oil price protection program for approximately two-thirds of our expected production that provides an average floor price of $55.00 per barrel for the remainder of the calendar year. At June 30, 2015, the Company had total liquidity of $19.4 million, which includes $14.4 million of working capital and $5.0 million of availability on our unsecured revolving credit facility, and we remained debt-free. We believe that our current liquidity combined with expected operating cash flows will be sufficient to fund the Company's capital requirements for fiscal year 2016.
Conference Call
As previously announced, Evolution Petroleum will host a conference call on Thursday, September 10, 2015 at 11:00 a.m. Eastern (10:00 a.m. Central) to discuss results. To access the call, please dial 1-888-348-6428 (U.S.), 1-412-902-4237 (International) or 1-855-669-9657 (Canada).

To listen live or hear a rebroadcast, please go to http://www.evolutionpetroleum.com. A replay will be available one hour after the end of the conference call through September 17, 2015 by calling 1-877-870-5176 (U.S.) or 1-858-384-5517 (Canada and International) and providing the replay pin passcode of 10071998. The webcast will also be archived on the Company's website.
About Evolution Petroleum
Evolution Petroleum Corporation develops oil and gas reserves and shareholder value by applying conventional and specialized technology to known oil and gas resources, onshore in the United States. Principal assets include interests in a CO2-EOR project in Louisiana's Delhi Field and a patented technology designed to extend the life and increase ultimate recoveries of depletion drive oil and gas wells. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at www.evolutionpetroleum.com. Additional information regarding GARP® is available on the www.garplift.com website.
Cautionary Statement
All statements contained in this press release regarding potential results and future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future events, or otherwise. Factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Statements regarding our ability to complete transactions, successfully apply technology applications in the re-development of oil and gas fields, realize future production volumes, realize success in our drilling and development activity and forecasts of legal claims, prices, future revenues, income, cash flows, dividends and other statements that are not historical facts contain predictions, estimates and other forward-looking statements. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved and these statements will prove to be accurate. Many factors could cause actual results to differ materially from those included in the forward-looking statements.
Financial Tables to Follow

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2015	2014	2015	2014
Revenues
Delhi field	$9,020,340	$4,163,463	$27,573,641	$16,908,666
Artificial lift technology	43,342	140,295	247,255	623,332
Other properties	—	6,756	20,369	141,510
Total revenues	9,063,682	4,310,514	27,841,265	17,673,508
Operating costs
Production costs - Delhi field	2,765,511	—	8,516,323	—
Production costs - artificial lift technology	86,983	82,509	743,802	609,221
Production costs - other properties	(2,563)	102,655	95,488	584,352
Depreciation, depletion and amortization	1,190,128	280,029	3,615,737	1,228,685
Accretion of discount on asset retirement obligations	11,169	6,649	34,866	41,626
General and administrative expenses*	1,677,907	1,512,861	6,256,783	8,388,291
Restructuring charges**	—	(39,000)	(5,431)	1,293,186
Total operating costs	5,729,135	1,945,703	19,257,568	12,145,361
Income from operations	3,334,547	2,364,811	8,583,697	5,528,147
Other
(Loss) on derivative instruments, net	(109,974)	—	(109,974)	—
Interest income	8,165	7,469	35,991	30,256
Interest (expense)	(18,392)	(18,392)	(73,636)	(69,092)
Income before income tax provision	3,214,346	2,353,888	8,436,078	5,489,311
Income tax provision	1,326,003	743,843	3,444,221	1,891,998
Net income attributable to the Company	1,888,343	1,610,045	4,991,857	3,597,313
Dividends on preferred stock	168,576	168,576	674,302	674,302
Net income attributable to common shareholders	$1,719,767	$1,441,469	$4,317,555	$2,923,011
Earnings per common share
Basic	$0.05	$0.04	$0.13	$0.09
Diluted	$0.05	$0.04	$0.13	$0.09
Weighted average number of common shares outstanding
Basic	32,903,020	32,604,532	32,817,456	30,895,832
Diluted	32,967,583	32,761,492	32,924,018	32,564,067

* General and administrative expenses for the three months ended June 30, 2015 and 2014 includes non-cash stock-based compensation expenses of $227,789 and $217,481, respectively. For the years ended June 30, 2015 and 2014 included non-cash stock-based compensation expense was $943,653 and $1,352,322, respectively.

** Restructuring charges for the year ended June 30, 2014 included non-cash stock-based compensation expense of $376,365, all of which was recorded in the second quarter of that fiscal year.
.

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited)

	June 30, 2015	June 30, 2014
Assets
Current assets
Cash and cash equivalents	$20,118,757	$23,940,514
Receivables	3,122,473	1,457,212
Deferred tax asset	82,414	159,624
Prepaid expenses and other current assets	369,404	747,453
Total current assets	23,693,048	26,304,803
Property and equipment, net of depreciation, depletion, and amortization
Oil and natural gas properties—full-cost method of accounting, of which none were excluded from amortization	45,186,886	37,822,070
Other property and equipment, net	276,756	424,827
Total property and equipment, net	45,463,642	38,246,897
Other assets	726,037	464,052
Total assets	$69,882,727	$65,015,752
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$8,173,878	$441,722
Accrued liabilities and other	855,373	2,558,004
Derivative liabilities, net	109,974	—
State and federal taxes payable	190,032	—
Total current liabilities	9,329,257	2,999,726
Long term liabilities
Deferred income taxes	11,242,551	9,897,272
Asset retirement obligations	715,767	205,512
Deferred rent	18,575	35,720
Total liabilities	21,306,150	13,138,230
Commitments and contingencies (Note 17)
Stockholders' equity
Preferred stock, par value $0.001; 5,000,000 shares authorized: 8.5% Series A Cumulative Preferred Stock, 1,000,000 shares designated, 317,319 shares issued and outstanding at June 30, 2015 and 2014, respectively, with a total liquidation preference of $7,932,975 ($25.00 per share)	317	317
Common stock; par value $0.001; 100,000,000 shares authorized: issued and outstanding 32,845,205 and 32,615,646 shares as of June 30, 2015 and 2014, respectively	32,845	32,615
Additional paid-in capital	36,847,289	34,632,377
Retained earnings	11,696,126	17,212,213
Total stockholders' equity	48,576,577	51,877,522
Total liabilities and stockholders' equity	$69,882,727	$65,015,752

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Cash Flows
(Unaudited)

	Years Ended June 30,
	2015	2014
Cash flows from operating activities
Net income attributable to the Company	$4,991,857	$3,597,313
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	3,664,373	1,272,778
Stock-based compensation	943,653	1,352,322
Stock-based compensation related to restructuring	—	376,365
Accretion of discount on asset retirement obligations	34,866	41,626
Settlement of asset retirement obligations	(223,564)	(315,952)
Deferred income taxes	1,422,489	1,344,812
Deferred rent	(17,145)	(17,145)
Loss on derivative instruments, net	109,974	—
Changes in operating assets and liabilities:
Receivables from oil and natural gas sales	(1,666,009)	176,707
Receivables from income taxes and other	748	281,822
Due from joint interest partners	—	49,063
Prepaid expenses and other current assets	378,049	(480,899)
Accounts payable and accrued expenses	551,452	663,645
Income taxes payable	190,032	(233,548)
Net cash provided by operating activities	10,380,775	8,108,909
Cash flows from investing activities
Proceeds from asset sales	398,242	542,347
Development of oil and natural gas properties	(4,890,909)	(966,931)
Acquisitions of oil and natural gas properties	—	(59,315)
Capital expenditures for technology and other equipment	(313,059)	(312,890)
Maturities of certificates of deposit	—	250,000
Other assets	(236,559)	(202,017)
Net cash used by investing activities	(5,042,285)	(748,806)
Cash flows from financing activities
Proceeds from the exercise of stock options	141,600	3,252,801
Acquisitions of treasury stock	(333,841)	(1,655,251)
Common stock dividends paid	(9,833,642)	(9,723,833)
Preferred stock dividends paid	(674,302)	(674,302)
Deferred loan costs	(94,075)	(63,535)
Tax benefits related to stock-based compensation	1,633,946	509,096
Other	67	6,850
Net cash provided (used) by financing activities	(9,160,247)	(8,348,174)
Net increase (decrease) in cash and cash equivalents	(3,821,757)	(988,071)
Cash and cash equivalents, beginning of year	23,940,514	24,928,585
Cash and cash equivalents, end of year	$20,118,757	$23,940,514

Supplemental Disclosure of Cash Flow Information	Years Ended June 30,
	2015	2014
Income taxes paid	220,000	755,941
Income tax refunds	331,733	—
Non-cash transactions:
Change in accounts payable used to acquire property and equipment	5,422,566	(183,766)
Oil and natural gas property costs attributable to the recognition of asset retirement obligations	576,039	66,976
Accrued purchases of treasury stock	170,283	—
Previously acquired Company shares swapped by holders to pay stock option exercise price	$—	$618,606

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Year Ended June 30,
	2015	2014	Variance	Variance %
Delhi field:
Crude oil revenues	$27,573,641	$16,908,666	$10,664,975	63.1%
Crude oil volumes (Bbl)	448,187	164,224	283,963	172.9%
Average price per Bbl	$61.52	$102.96	$(41.44)	(40.2)%

Delhi field production costs	$8,516,323	$—	$8,516,323	—%
Delhi field production costs per BOE	$19.00	$—	$19.00	—%

Artificial lift technology:
Crude oil revenues	$170,369	$414,270	$(243,901)	(58.9)%
NGL revenues	36,480	115,172	(78,692)	(68.3)%
Natural gas revenues	24,260	93,890	(69,630)	(74.2)%
Service revenues	16,146	—	16,146	—%
Total revenues	$247,255	$623,332	$(376,077)	(60.3)%

Crude oil volumes (Bbl)	2,352	4,115	(1,763)	(42.8)%
NGL volumes (Bbl)	1,335	3,460	(2,125)	(61.4)%
Natural gas volumes (Mcf)	7,450	26,105	(18,655)	(71.5)%
Equivalent volumes (BOE)	4,929	11,927	(6,998)	(58.7)%

Crude oil price per Bbl	$72.44	$100.67	$(28.23)	(28.0)%
NGL price per Bbl	$27.33	$33.29	$(5.96)	(17.9)%
Natural gas price per Mcf	$3.26	$3.60	$(0.34)	(9.4)%
Equivalent price per BOE	$50.16	$52.26	$(2.10)	(4.0)%

Artificial lift production costs	$743,802	$609,221	$134,581	22.1%
Production costs per BOE	150.90	51.08	99.82	195.4%

Other properties:
Revenues	$20,369	$141,510	$(121,141)	(85.6)%
Equivalent volumes (BOE)	285	1,591	(1,306)	(82.1)%
Equivalent price per BOE	$71.47	$88.94	$(17.47)	(19.6)%

Production costs	$95,488	$584,352	$(488,864)	(83.7)%
Production costs per BOE	$335.05	$367.29	$(32.24)	(8.8)%

Combined:
Oil and gas DD&A (a)	$3,220,990	$1,192,370	$2,028,620	170.1%
Oil and gas DD&A per BOE	$7.10	$6.71	$0.39	5.8%

(a) Excludes technology equipment impairment of $275,682, depreciation of technology equipment, office furniture, fixtures and equipment, and amortization of other assets totaling $119,065 for the year ended June 30, 2015 and aggregate depreciation and amortization of $36,515 and $44,998 for the years ended June 30, 2014, and 2013, respectively.